Exhibit 5.1

December 29, 2010

Pacific Capital Bancorp

20 East Carrillo Street

Santa Barbara, CA 93101

Ladies and Gentlemen:

In connection with the preparation and filing of that certain Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Pacific Capital Bancorp, a California corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the proposed issuance of 2,138,500 shares (the “Shares”) of common stock, no par value, of the Company under the Pacific Capital Bancorp 2010 Equity Incentive Plan (the “Plan”), I, as Associate General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and when issued and sold in conformity with the terms of the Plan and in accordance with the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of California, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Christine M. Sontag
Christine M. Sontag, Esq.
Associate General Counsel